EX-FILING FEES

Calculation of Filing Fee Tables

Form N-2
(Form Type)

Eagle Point Income Company Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid Herewith	Equity	Common Stock, par value $0.001 per share(2)
	Equity	Preferred Stock, par value $0.001 per share(2)
	Other	Subscription Rights(3)
	Debt	Debt Securities(4)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	—	—	$45,361,724(5)	.0001531	$6,944.88

Fees Previously Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	—	—	$704,638,276(5)	.0001476	$104,004.61
	Equity	Common Stock	457(c)	3,764,580(6)	$15.29(7)	$57,560,428(7)	.0001476	$8,495.92

			Total Offering Amount			$807,560,428		$119,445.41
			Total Fees Previously Paid					$112,500.53
			Total Fee Offsets					$0.00
			Net Fee Due					$6,944.88

(1)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under this registration statement.
(2)	Subject to Note 5 below, there is being registered hereunder an indeterminate number of shares of common stock or preferred stock as may be sold, from time to time.
(3)	Subject to Note 5 below, there is being registered hereunder an indeterminate number of subscription rights as may be sold, from time to time, representing rights to purchase common stock.
(4)	Subject to Note 5 below, there is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate price to investors not to exceed $750,000,000.
(5)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $750,000,000.
(6)	Consists of 3,764,580 shares of Common Stock registered for resale, which are beneficially owned by Enstar Group Limited.
(7)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 19, 2024, which date was within five business days prior to the filing of the registration statement in connection with which the registration fee for such shares was paid.